SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Access National Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Dear Fellow Shareholders:
     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Access National Corporation. The meeting will be held on Tuesday, May 22, 2007, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our annual report on Form 10-K for the year ended December 31, 2006, which will be reviewed at the Annual Meeting.
     PLEASE COMPLETE, SIGN, DATE, AND RETURN THE REVOCABLE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. It is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting if you so desire. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.
     We appreciate your continuing loyalty and support of Access National Corporation and its subsidiaries, Access National Bank, Access National Mortgage Corporation and Access National Leasing Corporation.

Sincerely,

Michael W. Clarke
President & Chief Executive Officer

Reston, Virginia
April 16, 2007

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2007
          The 2007 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia on Tuesday, May 22, 2007, at 4:00 p.m. for the following purposes:
1.	To elect two (2) Class II directors to the Board of Directors of the Corporation to serve until the 2010 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice;

2.	To ratify the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal years ending December 31, 2007, 2008 and 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          Shareholders of record at the close of business on April 2, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

April 16, 2007
IMPORTANT NOTICE
          WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE REVOCABLE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THEIR SIGNED PROXIES ARE REVOKED. IF YOU HOLD SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
PROXY STATEMENT
2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2007
GENERAL
          The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2007 Annual Meeting of the Shareholders (the “Annual Meeting”) of Access National Corporation to be held on Tuesday, May 22, 2007, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The approximate mailing date of this Proxy Statement is April 16, 2007.
Revocation and Voting of Proxies
          Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1, and FOR proposal 2 to ratify BDO Seidman, LLP to serve as independent accountants for the fiscal years ending December 31, 2007, 2008 and 2009, as set forth in the accompanying notice, and all other matters will be voted by the named individuals to whom the proxy has been granted in accordance with their best judgment.
Voting Rights of Shareholders
          Only those shareholders of record at the close of business on April 2, 2007, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 12,020,587. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.
          With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such matter has been approved, and therefore have no effect.

Solicitation of Proxies
          The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection if so requested.
Security Ownership of Certain Beneficial Owners
The following table shows as of March 31, 2007, the beneficial ownership of the Corporation’s common stock by persons known by the Corporation to own more than 5% of the Corporation’s voting common stock.

		Number of Shares	Number of Shares
	Common Stock	under Exercisable	under Exercisable	Percent of
Name	Beneficially Owned	Options	Warrants (1)	Class
Michael Rebibo Oakton, Virginia	819,860 (1)	0	0	6.9%
All other persons known by the Corporation to be the owners of more than 5% of the Corporation’s common stock are or were also directors and/or named executive officers of the Corporation during 2006 and are listed in the table below under “Security Ownership of Management.”
Security Ownership of Management
     The following table shows as of March 31, 2007, the beneficial ownership of the Corporation’s common stock of each director, director nominee, certain executive officers and of all directors, director nominees, and executive officers of the Corporation as a group.

			Number of Shares
	Common Stock		under Exercisable	Percent of
Name	Beneficially Owned		Options	Class

J. Randolph Babbitt Oakton, Virginia	160,904	(2)	66,274	1.88%

Michael W. Clarke Vienna, Virginia	598,408	(3)	52,206	5.39%

John W. Edgemond Reston, Virginia	491,607	(4)	69,214	4.64%

Dean F. Hackemer Fairfax, Virginia	183,070	(5)	3,250	1.55%

James L. Jadlos Denver, Colorado	181,800	(6)	78,242	2.15%

Thomas M. Kody Great Falls, Virginia	297,108	(7)	68,728	3.03%

Jacques Rebibo McLean, Virginia	597,988	(8)	69,214	5.52%

Robert C. Shoemaker Fairfax, Virginia	356,696	(9)	37,782	3.27%

Charles Wimer Virginia Beach, Virginia	98,828	(10)	11,314	0.92%

All Directors & Executive Officers as a group (9 persons)	2,966,410		456,224	28.34%

               For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified director or officer, except as otherwise set forth in the footnotes below. All data included in the footnotes below is as of March 31, 2007.

(1)	According to Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2007 by Mr. Rebibo, as of December 31, 2006, Mr. Rebibo was the beneficial owner of 819,860 shares of the Corporation’s common stock and had shared voting and investment power with respect to 366,664 shares.

(2)	Includes 113,284 shares held in trust and with respect to which Mr. Babbitt shares the power to vote and dispose of the shares, 33,720 shares that Mr. Babbitt holds jointly with his spouse, and 9,900 shares that Mr. Babbitt holds jointly with his grandchildren.

(3)	Includes 85,262 shares held by Mr. Clarke’s spouse, of which 76,560 are held in margin accounts and may from time to time be pledged as collateral; 16,000 shares pledged by Mr. Clarke as collateral for a loan; and 91,000 shares held by Mr. Clarke in margin accounts that may from time to time be pledged as collateral.

(4)	Includes 7,512 shares held by Mr. Edgemond’s spouse; 14,716 shares held by minor children; 442,149 shares held in trust and with respect to which Mr. Edgemond shares the power to vote and dispose of such shares, 433,634 shares of which are held in margin accounts that may from time to time be pledged as collateral; 7,900 shares held by Mr. Edgemond in margin accounts that may from time to time be pledged as collateral.

(5)	Includes 15,700 shares held by Mr. Hackemer’s spouse and 135,000 shares that Mr. Hackemer holds jointly with his spouse.

(6)	Includes 177,200 shares that Mr. Jadlos holds jointly with his spouse.

(7)	Includes 258,507 shares that Mr. Kody holds jointly with his spouse and 38,601 shares held by Kody Holdings, LLC, of which Mr. Kody has 50% ownership.

(8)	Includes 399,034 shares held by Mr. Rebibo in margin accounts that may from time to time be pledged as collateral.

(9)	Includes 37,420 shares held by Mr. Shoemaker’s spouse, of which 3,360 shares are held in margin accounts and may from time to time be pledged as collateral; 216,435 shares that Mr. Shoemaker holds jointly with his spouse, 150,430 of which are held in margin accounts that may from time to time be pledged as collateral; and 2,976 shares held for his minor children.

(10)	Includes 44,873 shares that Mr. Wimer holds jointly with his spouse.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires directors, executive officers and 10% beneficial owners of companies whose securities are registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission (the “SEC”) concerning their ownership of the companies’ securities. Based solely upon the Corporation’s review of such reports, the Corporation believes that all executive officers, directors or greater than 10% beneficial owners filed these required reports on a timely basis with respect to 2006 with the following exceptions: Messrs. Clarke, Hackemer, Babbitt and Wimer each filed one late Form 4 for one transaction during the year.
PROPOSAL ONE
ELECTION OF DIRECTORS
          The Board is divided into three classes (I, II, and III) of directors. The term of office for Class II directors will expire at the Annual Meeting. The two persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class II directors. If elected, the Class II nominees will serve until the 2010 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.
     Certain information concerning the nominees for election at the Annual Meeting as Class II directors is set forth below, as well as certain information about the Class III and I directors, who will continue in office until the 2008 and 2009 Annual Meetings of Shareholders, respectively.

	Served
Name (Age)	Since (1)	Previous Business Experience

Class II Nominees (To Serve Until the 2010 Annual Meeting)

Robert C. Shoemaker (46)	1999	Mr. Shoemaker has served as Executive Vice President and a Director of the Corporation since it was formed in 2002 and has served as Executive Vice President, Chief Credit Officer and a Director of the Bank since it was organized in 1999. From 1990 to 1999, Mr. Shoemaker previously served as Senior Vice President of construction and real estate lending for Patriot National Bank, in Vienna, Virginia and its successor, United Bank. Mr. Shoemaker graduated from the Hankamer School of Business at Baylor University with a B.A. degree in business administration. Mr. Shoemaker has over 22 years of experience in the banking industry.

Thomas M. Kody (45)	1999	Mr. Kody has served as a Director of the Corporation since it was formed in 2002 and has served as a Director of the Bank since it was organized in 1999. Since 1994, Mr. Kody has owned and operated a network of automobile dealerships and related businesses in Maryland and Virginia. Mr. Kody graduated from the University of Virginia with a B.A. degree in economics and government and attended the University of Virginia’s McIntire School of Commerce.

	Served
Name (Age)	Since (1)	Previous Business Experience

Class III Directors (Serving Until the 2008 Annual Meeting)

Jacques Rebibo (67)	1999	Mr. Rebibo has served as non-executive Chairman of the Board of Directors of the Corporation since it was formed in 2002. He has served as a director of the Bank since it was organized in 1999 and as non-executive Chairman of the Bank’s board of directors since February 22, 2000. Mr. Rebibo is a retired technology executive. He currently serves as a financial consultant. Prior to retiring from Xybernaut Corporation in 2002, Mr. Rebibo was executive vice president, worldwide sales and North American operations. From 1997 until Xybernaut purchased the company in 2000, Mr. Rebibo was chief executive officer and chairman of the board of Selfware, Inc., a software development firm. From 1985 until 1996, Mr. Rebibo served as chief executive officer and president of Mortgage Investment Corporation (now Access National Mortgage Corporation). Mr. Rebibo served as a director of Fairfax Bank and Trust Company, Fairfax, Virginia, from 1986 to 1995. Mr. Rebibo graduated from Memphis State University with a B.S. degree in mathematics, from the University of Maryland with an M.A. degree, and from the College of Financial Planning with a C.F.P. degree.

John W. Edgemond (45)	1999	Mr. Edgemond has served as a director of the Corporation since it was formed in 2002 and has served as a Director of the Bank since it was organized in 1999. Mr. Edgemond is the owner and president of Greenworks Landscaping, a contract landscape and retail nursery in Chantilly, Virginia, which he founded in 1987. Prior to that time, Mr. Edgemond operated as a sole proprietor in the landscape business in Northern Virginia. Mr. Edgemond graduated from the University of California at Davis with a B.S. degree in plant science.

J. Randolph Babbitt (60)	1999	Mr. Babbitt has served as a Director of the Corporation since it was formed in 2002 and has served as a Director of the Bank since it was organized in 1999. Mr. Babbitt has been president and chief executive officer of ECLAT Consulting, Inc., an aviation consulting practice, since its organization in 2001. Mr. Babbitt formerly served as president of the Air Line Pilots Association International and has more than 30 years of experience in the aviation field, starting in 1966 as a pilot for Eastern Air Lines. Mr. Babbitt attended the University of Miami.

Class I Directors (Serving Until the 2009 Annual Meeting)

Michael W. Clarke (45)	1999	Mr. Clarke has served as President, Chief Executive Officer and a Director of the Corporation since it was formed in 2002 and has served as President, Chief Executive Officer and a Director of the Bank since it was organized in 1999. Prior to joining the Bank, Mr. Clarke served as Chief Credit Officer of Patriot National Bank from its inception in 1990 until the company was sold in 1997 and remained with United Bank in the same capacity through 1998. Prior to joining Patriot, Mr. Clarke was Vice President of commercial lending at Crestar Bank in Alexandria, Virginia, from 1985 to 1989. Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance. Mr. Clarke has over 22 years of experience in the banking industry.

	Served
Name (Age)	Since (1)	Previous Business Experience

James L. Jadlos (41)	2000	Mr. Jadlos has served as a Director of the Corporation since it was formed in 2002 and has served as a Director of the Bank since May 23, 2000. Mr. Jadlos is the lead principal with Griffin Capital Management based in Denver, Colorado, which specializes in the valuation, sale and brokerage of mortgage servicing assets. From 1997 to 2002, Mr. Jadlos was a principal with Phoenix Capital, also based in Denver, Colorado. Mr. Jadlos graduated from the University of Virginia with a B.A. degree in economics and from the University of Virginia’s Darden School of Business with a Masters degree in Business Administration. Mr. Jadlos has over 18 years of experience in the mortgage industry.

(1)	Includes term as a director of the Bank prior to the reorganization in which the Corporation became the holding company for the Bank.
Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees recommended by the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS II DIRECTORS.
PROPOSAL TWO
RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
          BDO Seidman, LLP served as the Corporation’s independent accountants for the fiscal years ended December 31, 2004, 2005 and 2006, and has been selected by the Audit Committee as independent public accountants for the Corporation for the fiscal years ending December 31, 2007, 2008 and 2009. In the event the selection of BDO Seidman, LLP is not ratified by the shareholders, the Audit Committee will consider a change in independent accountants for the fiscal year ending December 31, 2008.
          If not otherwise specified, proxies will be voted in favor of ratification of the selection. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2007, 2008 AND 2009.
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
     The current Board of Directors is comprised of seven members, a majority of whom are “independent,” as defined by the listing standards of the NASDAQ Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with the Corporation that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Babbitt, Edgemond, Jadlos and Kody.

     During 2006, there were 15 meetings of the Board of Directors of the Corporation. Attendance at Board meetings and Board committees was in person or by telephone. All of the directors attended at least 75% of all meetings of the Board and Board committees on which he served, except Mr. Babbitt, who attended 74%. When directors are unable to attend a meeting, it is the Corporation’s practice to provide all meeting materials to the director, and the Chief Executive Officer (“CEO”) consults and apprises the director of the meeting’s subject matter.
     The Corporation has not adopted a formal policy on directors’ attendance at our annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so. All of the board members attended the 2006 Annual Meeting of Shareholders.
     The Board of Directors has standing Audit, Nominating and Governance, Compensation, and Loan Committees.
     Nominating and Governance Committee. Members of the Nominating and Governance Committee are Messrs. Edgemond (Chair), Babbitt, Jadlos and Kody, each of whom is independent under the Nasdaq listing standards. The committee met once in 2006. The committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors and for evaluating the Board’s structure, personnel, committee composition and general governance processes. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”. The Board of Directors reviews and reassesses the adequacy of this charter annually.
     Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on company matters. The committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Corporation and to its shareholders. The committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, results of personal and business reference interviews and other relevant information. Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.
     While there are no formal procedures for shareholders to submit director candidate recommendations, the Nominating and Governance Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia and must be received by January 31, 2008 in order to be considered by the Nominating and Governance Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Governance Committee.
     In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the nomination is made in writing.  Any such shareholder nominations for the next annual election of directors must be received by the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia, no later than February 22, 2008, provided that nominations shall not be required to be made more than 90 days prior to the date of the 2008 Annual Meeting.

     In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including the amount and nature of the nominee’s beneficial ownership of the Corporation, the nominee’s principal occupation for the past five years and his or her age; and (6) the written consent of each nominee to serve as a director if elected.
     Compensation Committee. Members of the Compensation Committee are Messrs. Jadlos (Chair), Babbitt, Edgemond and Kody, each of whom is independent under the Nasdaq listing standards. The committee met once in 2006. The committee is responsible for recommending the level of compensation of each executive officer of the Corporation and its subsidiaries, the granting of equity based compensation, employment agreements and other employee compensation plans for approval by the full Board of Directors, except that the Chief Executive Officer is not present during deliberations or voting with respect to his compensation. The committee operates pursuant to a written charter adopted by the Board of Directors, which the Board reviews and reassesses annually. The charter is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”.
     Audit Committee. Members of the Audit Committee are Messrs. Babbitt (Chair), Edgemond, Jadlos and Kody, each of whom satisfies the independence requirements and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members.
     While the Board of Directors believes that all of its Audit Committee members have the necessary experience and level of financial sophistication to serve effectively on the Audit Committee, the Board has determined that the Corporation does not currently have an “audit committee financial expert,” as defined by the SEC’s rules and regulations, serving on the Audit Committee. Nevertheless, the Board of Directors believes that the cumulative experience of the directors serving on the Audit Committee is adequate to provide appropriate oversight of the Corporation’s and the Bank’s audit functions. The members of the Audit Committee have significant management and financial oversight experience in businesses of various size and complexity across a variety of industries. In addition, all members of the Audit Committee have past employment experience in finance or accounting or comparable experience which results in each individual’s financial sophistication.
     The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants. The Audit Committee met seven (7) times during 2006. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”. See Report of the Audit Committee on page 22.
     Code of Ethics. The Corporation has adopted a Code of Ethics that applies to its directors, executives and employees. The Corporation’s Code of Ethics is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”.
Shareholder Communications with the Board of Directors
     Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors/Individual Director, c/o Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. All shareholder communications must be written and should contain the address, telephone number and email address, if any, of the person submitting the communication. All shareholder communications will be delivered to their addressees. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Secretary or CEO.

Executive Officers Who Are Not Directors

	Executive
	Officer
Name (Age)	Since	Current Position	Previous Business Experience
Charles Wimer (62)	2000	Executive Vice President and Chief Financial Officer, Access National Corporation and Access National Bank.	Mr. Wimer has served as Executive Vice President and Chief Financial Officer of the Corporation since April 2002 and has served as Executive Vice President and Chief Financial Officer of the bank since January 2000.

Dean F. Hackemer (42)	2004	Senior Vice President, Access National Bank; President and Chief Executive Officer, Access National Mortgage Corporation.	Mr. Hackemer has served as Senior Vice President of the Bank and President of Access National Mortgage Corporation since September 2004. Prior to his current role, Mr. Hackemer served as Executive Vice President and Chief Operating Officer of the mortgage company from 2002 to 2004, and as a loan officer, Vice President and Senior Vice President of Mortgage Investment Corporation from 1992 to 2002. Mr. Hackemer graduated from the University of Virginia with a B.A. degree in economics. Mr. Hackemer has over 19 years of banking and mortgage banking experience.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and General Objectives
The overall objective of the Corporation’s various compensation programs is to attract and retain skilled personnel. The Corporation believes the attraction and retention of skilled professionals has been the single most important contributing factor to the Corporation’s success since its inception. The Corporation recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, the Corporation aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to peers.
The Corporation periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference. The Corporation examines industry sponsored studies, industry white papers, reports in trade publications and practices within individual companies, composites and subgroups of publicly traded banking companies with assets of $1 billion or less in the Southeastern United States. In reviewing these data sources, the Corporation examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total. The Corporation does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.

For this discussion, compensation benefits may be characterized as current compensation and long-term compensation. The Corporation’s current compensation is designed to provide employees with current cash compensation that compares favorably against the Corporation’s peers but is not necessarily the highest. Examples of current compensation are base salaries, commissions and cash bonuses. Employees and officers responsible for revenue production and executive duties are compensated more highly than back office and administrative employees. Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security. Examples of long-term compensation include option awards and retirement plan contributions. Select long-term compensation benefits also serve to align the employee’s long-term interests with that of the Corporation’s shareholders. Furthermore, the Corporation fosters, and in some instances requires, ownership in the Corporation and use of the Corporation’s products and services by personnel at all levels.
Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, and is established no less than annually. Total compensation of each executive is comprised of base salary and performance-based compensation consisting of annual cash bonuses and stock option awards. In addition, each executive is entitled to participate in all other Corporation-provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interest of both parties, are set forth in employment contracts.
Employment Agreements and Potential Payments Upon Termination or Change in Control
The Corporation does not have any employment agreements with its executives. All executive officers are presently serving under employment agreements with the Bank or its subsidiaries as outlined below.
Effective January 1, 2005, the Bank and Mr. Clarke entered into an employment agreement under which Mr. Clarke serves as President of Access National Bank for a current annual base salary of $285,000, subject to discretionary annual increases. In addition, the agreement provides for an annual performance bonus of up to 100% of base salary, and other benefits including life insurance, family health insurance and disability insurance coverage and privileges generally provided to executives, as well as vacation and reimbursement of reasonable business expenses.
Mr. Clarke’s agreement is for a term of five years ending December 31, 2009, with automatic two year renewals unless at least 120 days advance notice of nonrenewal is provided prior to the end of the initial term or any extended term. Mr. Clarke serves at the pleasure of the Bank’s Board of Directors. If, during the term of the agreement, the Bank terminates Mr. Clarke’s employment without cause (as defined in the agreement) or Mr. Clarke terminates his employment for good reason (as defined in the agreement), Mr. Clarke will be entitled to a lump sum payment equal to 1.99 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. Additionally, Mr. Clarke will be entitled to any bonuses that would have been paid, and medical, life and disability insurance (subject to elimination if Mr. Clarke becomes employed and has substantially similar coverage available to him), until the expiration date of the agreement. If Mr. Clarke’s employment is terminated voluntarily by him within 180 days after a change in control (as defined in the agreement), he is entitled to the same benefits as if his termination were not for cause. The agreement also contains non-competition covenants for a period of one year following termination of Mr. Clarke’s employment other than a termination by the Bank without cause or by Mr. Clarke for good reason (except that in the case of a termination in connection with a change of control, the covenants will apply). If Mr. Clarke’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid his base salary and bonus payments accrued to him prior thereto regardless of any closing date and he or his estate will be also paid any bonuses that would have been paid for a period of six months after his disability or death. In the event of termination for other than cause, Mr. Clarke is entitled to health insurance benefits for the sooner of the remainder of the term of the agreement or until he is reemployed where there are substantially similar benefits available. Finally, the agreement contains a covenant requiring Mr. Clarke to maintain ownership in the Corporation’s common stock in an amount no less than $1,250,000 (five times his initial base salary under the agreement).

Effective January 1, 2005, the Bank and Mr. Shoemaker entered into an employment agreement under which Mr. Shoemaker serves as Executive Vice President of the Bank. The terms of Mr. Shoemaker’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. Mr. Shoemaker’s current annual salary is $222,000 and his annual performance bonus opportunity is up to 60% of his base salary. The lump sum payment due for termination by the Bank without cause or Mr. Shoemaker’s termination for good reason or in connection with a change in control is equal to 1.25 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. In the event of termination for other than cause, Mr. Shoemaker is entitled to health insurance benefits for the sooner of the remainder of the term of the agreement or until he is reemployed where there are substantially similar benefits available. The agreement requires Mr. Shoemaker to maintain ownership in the Corporation’s common stock in an amount no less than $487,500 (two and one half times his initial base salary under the agreement).
Effective January 1, 2000, the Bank and Mr. Wimer entered into a five year employment agreement under which Mr. Wimer serves as Executive Vice President and Chief Financial Officer of the Bank. The terms of Mr. Wimer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The contract was automatically renewed for two years on January 1, 2007. Mr. Wimer’s current annual salary is $180,000 and his annual performance bonus opportunity is up to 30% of his base salary. If, during the term of the agreement, Mr. Wimer’s employment is terminated without cause or Mr. Wimer terminates his employment with good reason or in connection with a change in control, Mr. Wimer will be entitled to continue receiving his base salary payable at regular paydays for one year (or if the employer chooses or the termination is in connection with a change in control, a lump sum severance payment in an equivalent amount) and, to the extent eligible therefore, to receive any commissions or bonuses earned prior to the date of termination, In addition, Mr. Wimer will be entitled to bonuses that would have been paid, and medical, life and disability insurance (subject to elimination if Mr. Wimer becomes employed and has substantially similar coverage available to him), until the expiration date of the agreement. The agreement contains no covenant requiring Mr. Wimer to maintain any ownership in the Corporation’s common stock.
Effective January 1, 2005, Access National Mortgage Company and Mr. Hackemer entered into an employment agreement under which Mr. Hackemer serves as President and Chief Executive Officer of the Mortgage Corporation and Senior Vice President of the Bank. The terms of Mr. Hackemer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The term is for three years ending December 31, 2007, with automatic one year renewals. Mr. Hackemer’s annual base salary is currently $280,000 and his annual performance bonus opportunity is up to 100% of his base salary. If, during the term of the agreement, Mr. Hackemer’s employment is terminated without cause or Mr. Hackemer terminates his employment for good reason or in connection with a change in control (as defined in the agreement), Mr. Hackemer will be entitled to continue receiving his base salary payable at regular paydays until the expiration date of the employment agreement (or if Mr. Hackemer requests, the employer chooses, or the termination is in connection with a change in control, a lump sum severance payment in an equivalent amount) and will be entitled to bonus and medical and life insurance until the expiration date of the agreement. The agreement also contains non-competition covenants for the shorter of six months or the remaining term of the agreement following termination of his employment other than by the employer without cause or by Mr. Hackemer with good reason (except that in the case of a termination in connection with a change in control, the covenants will apply). If Mr. Hackemer’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid all compensation accrued to him prior thereto, including a pro rata portion of the annual bonus assessed as of his date of termination. If Mr. Hackemer’s employment is terminated with cause or Mr. Hackemer terminates his employment prior to the third anniversary of his agreement without good reason or other than within 180 days after a change in control, Mr. Hackemer will forfeit all of his rights under the agreement, he will be required to comply with the non-competition covenant and he must pay the Corporation the following amount depending on when his termination occurs: $50,000 if during the first year of the agreement, $40,000 if during the second year of the agreement, or $30,000 if during the third year of the agreement. The agreement contains no covenant requiring Mr. Hackemer to maintain any ownership in the Corporation’s common stock.
The Corporation presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executives.

Base Salaries
As the practice is customary in the financial services industry, the Corporation chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to daily affairs of the Corporation. The Corporation expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments. Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts. The Corporation determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations. Salary adjustments are made from time to time to reward performance against periodic goals in expanding the scope of activity and responsibility. As noted previously, it is the Corporation’s desire and intention for the basic salaries of its personnel to fall within higher end of the general practices of its peer companies. Basic salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.
For officers and employees other than the named executive officers, salaries are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance. Generally all employees receive a competitive base salary commensurate with their skills, experience and responsibilities. The Corporation has a Salary Administration Program that is managed by the Director of Human Resources that ensures that properly documented performance reviews and salary adjustments are made in time intervals that are appropriate.
The current base salaries for the Corporation’s named executive officers are explained above in the summary of the Employment Agreements and outlined under the “Salary” column in the Summary Compensation Table contained in this Proxy Statement.
Cash Bonuses (Non-Equity Incentive)
The Corporation’s practice is to award cash bonuses annually to its officers and other select employees based upon satisfaction of selected performance objectives. This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of the Corporation’s business. The Corporation pays this compensation element to motivate performance that compares well to the Corporation’s peer group and advances the ongoing interests of our shareholders.
With respect to performance-based cash bonuses, the named executive officers of the Corporation are evaluated based upon the following corporate performance factors:
•	Regulatory relations and exam results;

•	Internal and external audit results;

•	Asset quality measures;

•	Return on equity relative to budget and peer comparisons;

•	Key metrics of financial performance compared to budget; and

•	Leadership, governance and relationships.
These factors are equally weighted but may also warrant discretionary adjustments in determining annual cash bonuses for Messrs. Clarke, Shoemaker and Wimer, as discussed below. With respect to base salary increases, which are granted at the discretion of the Board, the Committee subjectively evaluates the above-described factors in their totality and does not employ a formula which predetermines the relative weighting of the factors.
The President of the Mortgage Corporation, which position is currently held by Mr. Hackemer, is evaluated based upon the following performance factors of such business unit:
•	Origination volume compared to budget;

•	Profit margins compared to budget;

•	Net income compared to budget;

•	Business plan adherence and execution;

•	Maintenance of an effective quality control program; and

•	Qualitative assessment of leadership and management factors.
The employment agreement of the CEO of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation of the corporate performance factors listed above on a scale from 0-5, with 0 meaning failure to perform and 5 meaning excellent performance. There is no minimum threshold; the bonus can range anywhere from 0 to 100% of his base salary. Mr. Clarke received a composite evaluation of 4.57 and was awarded a cash bonus of $250,000 for 2006, which represented 92.6% of his base salary for 2006. The bonus was paid in the first quarter of 2007.
The employment agreement of the Executive Vice President, Chief Credit Officer (“CCO”) of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 60% of his base salary, based on an evaluation of the corporate performance factors listed above on a scale from 0-5, with 0 meaning failure to perform and 5 meaning excellent performance. There is no minimum threshold; the bonus can range anywhere from 0 to 60% of his base salary. Mr. Shoemaker received a composite evaluation of 4.59 and was awarded a cash bonus of $115,000 for 2006, which represented 55.1% of his base salary for 2006. The bonus was paid in the first quarter of 2007.
Although not written in his employment agreement, the understanding with the Executive Vice President, Chief Financial Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 30% of his base salary, based on an evaluation of the corporate performance factors listed above on a scale from 0-5, with 0 meaning failure to perform and 5 meaning excellent performance. There is no minimum threshold; the bonus can range anywhere from 0 to 30% of his base salary. Mr. Wimer received a composite evaluation of 4.54 and was awarded a cash bonus of $50,000 for 2006, which represented 30% of his base salary for 2006. 10% of the bonus amount was based upon a discretionary addition by the Compensation Committee based upon factors outside of the assessment criteria as a reward for enhancements made to the financial reporting processes of the Corporation. The bonus was paid in the first quarter of 2007.
The employment agreement of the President of the Mortgage Corporation provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation of the corporate performance factors listed above on a scale from 0-5, with 0 meaning failure to perform and 5 meaning excellent performance. There is no minimum threshold; the bonus can range anywhere from 0 to 100% of his base salary. Mr. Hackemer received a composite evaluation of 4.54 and was awarded a cash bonus of $245,000 for 2006, which represented 91.8% of his base salary for 2006. The bonus was paid in the first quarter of 2007.
Cash bonuses that are paid to officers and employees other than the named executive officers are predicated upon similar factors, adjusted for individual job responsibilities. In general, “line” or customer contact personnel are provided the opportunity to earn cash bonuses of up to 25% of their base salary, and administrative and back office positions up to 15% of base salary.
The cash bonuses as described above are also reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation”, as well as in the Grants of Plan-Based Awards table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column. Other than as noted for Mr. Wimer, for 2006, the Corporation did not make any awards to the named executives that qualify under the “Bonus” column.
Dividend Reinvestment and Stock Purchase Plan (DRSPP)
The Corporation maintains a DRSPP as a benefit to its shareholders. Consistent with its philosophy of facilitating employee stock ownership, the Corporation actively facilitates participation in the DRSPP by its officers and employees. The DRSPP is available to all shareholders of the Corporation on the same basis as employees, except that non-employee shareholders cannot use the payroll deduction feature to make optional purchases under the plan. The Corporation facilitates regular payroll deductions and permits after tax bonuses to be used to make purchases under the plan. The plan provides that shares acquired from the Corporation through the plan are purchased at a 5% discount from the market price. Once contributions are made to the plan, the employee participant is free to trade or withdraw funds from the plan in a manner consistent with any other shareholder participant.

This practice is designed to reward employee stock ownership. The Corporation chooses to provide this element because it believes employee stock ownership motivates the Corporation’s employees to pursue the success of the Corporation and aligns their interests with those of the Corporation’s other shareholders.
Each of the Corporation’s named executive officers and directors participate in this plan.
Option Awards
In recent years, stock options are the only form of equity compensation the Corporation has granted. The Corporation does not grant restricted stock or other forms of equity compensation. The Corporation makes option awards to select officers and employees. The objective of the option awards is to provide long-term compensation that aligns the officers’ interests with those of the shareholders in building share value. The Corporation has chosen to pay this element of compensation as it finds it desirable for its employees to generate wealth due to favorable performance of the Corporation’s stock in the future. Furthermore, this long-term benefit helps the Corporation attract and retain high caliber professionals.
The Corporation’s practice is to grant option awards during the first quarter of each year to reward and recognize performance in the immediately preceding fiscal year. An exception to this practice was made in 2005. For option awards to reward 2005 performance, the Corporation made the awards in that same year. The process was accelerated in 2005 to lessen the impact of a change in applicable accounting rules. The Board’s schedule is determined several months in advance, and the proximity of any option awards to significant news announcements or other market events is coincidental.
The option awards granted in the first quarter of 2007 for performance in 2006 carry a 2.5 year vesting period and a 3.5 year term. Vesting requires passage of time and continued affiliation with the Corporation. Vesting does not specify any level of future performance. The option awards were priced at the closing price on the award date. The Corporation expects future option awards to carry similar vesting, terms and pricing provisions as the 2007 first quarter awards.
As outlined in their employment agreements, the CEO and CCO are each entitled to a specific annual option award predicated upon “satisfactory” performance. Satisfactory performance is measured against the same factors described previously under the cash bonus section of this discussion. The following is a summary of the annual and actual awards made to each named executive officer for the year ended December 31, 2006.

Executive	Annual Award	Actual Award

Michael Clarke	10,000	10,000
Robert Shoemaker	7,000	7,000
Charles Wimer	n/a	2,500
Dean Hackemer	n/a	2,500
The annual option award amounts for the CEO and CCO were negotiated at the time of their employment agreements based upon a review of peer companies and industry practices at that time. The awards for the other named executive officers were predicated upon the Compensation Committee’s evaluation of performance of the indicated executive.
Option awards for officers and select employees other than named executives are administered in a similar manner. The terms are generally the same. The non-executive officer and employee awards are directed towards line personnel and other key support positions. General guidelines of annual awards are up to 10% of the employee’s base salary calculated upon the aggregate exercise price of the award. Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall corporate performance compared against goal objectives.

All Other Compensation
The Corporation has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan. The plan allows officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis. In addition, it has been the Corporation’s practice to make discretionary contributions to the plan. In 2006, the Corporation made discretionary contributions to participant accounts equal to 50% of the employees’ contributions. This element of compensation is designed to reward long-term savings and encourage financial security. The Corporation thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings. This compensation benefit is consistent with that philosophy. Furthermore, an attractive retirement plan helps the Corporation attract and retain high caliber professionals. In 2006, each of the Corporation’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table.
Certain positions within the Corporation require the Corporation’s officers and employees to travel and incur communications costs. The Corporation generally does not provide perquisites such as Corporation owned vehicles or cellular phones. The Corporation provides its named executive officers with expense allowances that are commensurate with the requirements of the duties and role of the individual within the Corporation’s business and the community. As part of their respective employment agreements, Messrs. Clarke, Shoemaker and Hackemer each receive a flat dollar amount for auto expenses. Beginning in February 2007, all of the named executive officers receive a flat dollar amount for communication expenses. The objective of these types of compensation benefits is to compensate select employees for use of their personal assets in the discharge of their duties. The Corporation does not “audit” the underlying activity so it is possible that actual expenses incurred by the employee may be more or less than the benefit provided. The amount paid is the Corporation’s estimate of the appropriate cost for the indicated service or asset. The aggregate amount of these benefits are reported on the employee’s Form W-2 and included in the taxable income reported by the Corporation for the employee. The actual costs to the Corporation of providing the auto expense amounts to the Corporation’s named executive officers for 2006 are contained under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table. In 2007, the Corporation’s costs to provide these benefits will be:

	Monthly Expense
Executive	Auto	Communication

Michael Clarke	$700.00	$100.00
Robert Shoemaker	$600.00	$100.00
Charles Wimer	-0-	$100.00
Dean Hackemer	$500.00	$100.00
The Corporation’s named executive officers participate in and receive the same health insurance benefits as all other employees. However, in order to attract and retain high level executives, the Corporation has found it necessary to pay the amount of the premium that would normally be payable by the employee. The premiums are reported in the All Other Compensation table.
Perquisites
The Corporation does not provide any personal benefits to its named executive officers outside of those discussed above. The Corporation currently does not provide any of the following to any of its named executives: club memberships not used exclusively for business purposes, extraordinary life insurance coverage, personal financial or tax advice, personal travel, housing or living expenses, security services, commuting expenses, or discounts on products or services that are not generally available to all other employees.
Change In Control Benefits
Change in control benefits for certain named executive officers are detailed in the Employment Agreement Summary. This benefit is designed to compensate executives in the event there is a significant change in the Corporation’s business that effectively renders the executives’ services unnecessary or diminished in stature. The Corporation has chosen to make this benefit available in order to attract and retain the executives. Such benefits are customary in the financial services industry and are designed to provide executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment. The re-employment time for high level executives is generally longer than for other professionals. This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity.

Potential Payments Upon Termination or Change in Control
The following table shows the estimated payments to or benefits received by each of the named executive officers upon the following termination events or upon a change of control of the Corporation, in each case assuming that each termination event or the change in control occurred on December 31, 2006, and assuming a stock price of $9.56, which was the closing stock price of the Corporation’s common stock on December 31, 2006. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.
At termination a named executive officer is entitled to receive all amounts accrued and vested under our 401(k) Plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include earned and unpaid base salary and vested stock or option awards and are not reflected in the table below.

		Employer
		termination without
		cause, Employee
		termination with
		good cause, or		Employer
		Employee		termination with
		termination within		cause or Employee		Termination as a
		180 days after a		termination without		consequence of
		change in control		good reason		death or disability

Michael W. Clarke	Post termination compensation	$1,033,142	(1)	$0		$375,000	(7)
	Health care benefits continuation	$46,112	(5)	$0		$0
	Early vesting of unvested options	$52,074	(6)	$0		$52,074	(8)

	Total Value	$1,131,328		$0		$427,074

Robert C. Shoemaker	Post termination compensation	$403,851	(2)	$0		$172,500	(7)
	Health care benefits continuation	$44,668	(5)	$0		$0
	Early vesting of unvested options	$34,748	(6)	$0		$34,748	(8)

	Total Value	$483,267		$0		$207,248

Charles Wimer	Post termination compensation	$215,000	(3)	$0		$75,000	(7)
	Health care benefits continuation	$18,258	(5)	$0		$0
	Early vesting of unvested options	$7,545	(6)	$0		$0

	Total Value	$240,803		$0		$75,000

Dean Hackemer	Post termination compensation	$511,875	(4)	$0		$367,500	(7)
	Health care benefits continuation	$14,143	(5)	$0		$0
	Early vesting of unvested options	$27,750	(6)	$0		$0

	Total Value	$553,768		$0	(9)	$367,500

(1)	Lump sum payment equal to 1.99x 12 month trailing compensation (salary plus bonus).

(2)	Lump sum payment equal to 1.25x 12 month trailing compensation (salary plus bonus).

(3)	Continuation of salary for 1 year, plus bonus earned and unpaid.

(4)	Continuation of salary remaining under contract (1 year), plus bonus earned and unpaid.

(5)	Continuation of medical, life and disability insurance until the expiration date of the respective employment agreement.

(6)	Options may first be exercised after the date of the change in control.

(7)	Includes any bonus earned and unpaid (2006), plus any bonuses that would have been paid for 6 months following death or disability, which we have assumed to be 50% of the executive’s 2006 bonus award.

(8)	Options may first be exercised after date of cessation from the Board of Directors due to death or disability.

(9)	Under his employment agreement, Mr. Hackemer would be required to pay the Corporation $40,000.

Director Compensation
The compensation philosophy and objectives described earlier also apply to the Corporation’s non-employee directors. The Corporation’s general practice is to pay the directors a basic cash retainer on a quarterly basis that is designed to compensate directors for participation and execution of their basic duties and responsibilities. Beginning in 2006 (for 2005 performance), the Corporation also conducts an annual evaluation of performance under criteria similar to that used for its executive cash bonuses for payment of cash incentives to directors. Incentives are paid in cash, option awards or some combination thereof.
The Corporation monitors the aggregate level of compensation of its non-employee directors in the aggregate and by element as it compares to the compensation of its CEO. The Corporation believes the collective responsibility of the directors is commensurate to that of its CEO, although the duties do not require a full-time level of effort.
In 2006, the directors were paid a basic retainer of $31,050 each, or a collective amount of $155,250, which equals 57.5% of the 2006 base salary of the CEO. The Chairman received an additional retainer of $12,000 for 2006, designed to compensate him for the added responsibilities as Chairman. These amounts are reflected in the Director Compensation table under the column “Fees Earned or Paid in Cash”.
With respect to incentive payment for performance in 2006, the directors were granted stock option awards of 5,000 each, or 25,000 in the aggregate. The incentive component was paid as a 100% option award in lieu of cash or a combination of cash and option awards in order to most closely align the directors’ interests to that of the Corporation’s shareholders given current circumstances. In 2006, the Corporation’s shareholders did not realize any appreciation in the value of their stock, so it was agreed the directors should not realize current earnings from the incentive evaluation criteria but rather place the compensation potential on future performance of the share price over the 2.5 year vesting period. The options awarded for 2006 performance were granted in January 2007 and carry a 2.5 year vesting and 3.5 year term, identical to the terms of option awards for executives and other employees.
The directors agreed to a basic retainer of $36,000 each for fiscal year 2007 to be paid quarterly, or $180,000 in the aggregate, which equates to 63% of the CEO’s base salary for 2007. The additional retainer for the Chairman of $1,000 per month will also continue. At the end of 2007 and into January of 2008, the Committee expects to evaluate director performance for incentive awards in connection with 2007 performance and set basic compensation for 2008.
Board Process
The Compensation Committee of the Corporation’s Board of Directors is responsible for establishing and administering compensation of the Corporation’s executive officers, including the named executive officers, and directors. The Committee is comprised of all of the non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards. The Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.
Under the 1999 Stock Plan, the Committee may delegate all or part of its duties and obligations to designated officer(s) to administer the plan with respect to awards to employees who are not subject to Section 16 of the Exchange Act. The Compensation Committee has delegated authority to the CEO or joint authority of the CFO and CCO to authorize awards for the purpose of recruiting and retaining non-executive officers and employees of the corporation. The Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters, and did not do so for 2006, and does not currently plan to do so for 2007.
The Committee monitors the compensation environment by reviewing information from various trade resources, publications and peer companies. The information is typically supplied by the Committee Chair or the CEO. The Committee commences its work to prepare for annual reviews, performance evaluations, bonus and salary adjustments in the early fourth quarter of the year. The Committee begins by reviewing past practices and any current issues that have been brought to light that may affect the decision process. With the assistance of the CEO and the Corporate Secretary, the Committee Chair prepares draft evaluations of each named executive officer that outlines performance assessments and the various components of compensation. The drafts are reviewed by the Compensation Committee and refined as the year end financial statement closing process proceeds in January of the year following the performance period. The CEO also submits a draft of option award recommendations for all officers and employees other than the named executive officers. Generally, by the time the Board of Directors meeting takes place in January, the financial statements are deemed to be final and the Compensation Committee has finalized its recommendations for action by the full Board of Directors. The Board reviews the recommendations, and if in agreement, approves the compensation elements at the same meeting as the financial statements are considered final. Payment of annual cash bonuses is deferred until the financial statement audit is complete.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Corporation’s full Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.
Compensation Committee:
James L. Jadlos (Chair)
J. Randolph Babbitt
John W. Edgemond
Thomas M. Kody
     The following table summarizes the total compensation for the year ended December 31, 2006 of the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s next two most highly compensated executive officers. The Corporation did not have any other executive officers during 2006. The Corporation refers throughout this Proxy Statement to the individuals in the following table as the named executive officers.
Summary Compensation Table
Fiscal 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)[1,2]	($)[2]	($)	($)[3]	($)[1,2]	($)	($)[1,4]	($)
Michael W. Clarke, President, Chief Executive Officer	2006	269,167	—	—	586	250,000	—	27,428	547,181
Robert C. Shoemaker, Executive Vice President, Chief Credit Officer	2006	208,081	—	—	390	115,000	—	25,671	349,142
Charles Wimer, Executive Vice President, Chief Financial Officer	2006	164,375	5,076	—	2,162	44,924	—	16,629	233,166
Dean Hackemer, Senior Vice President, Access National Bank; President, Chief Executive Officer, Access National Mortgage Corporation	2006	266,172 [5]	—	—	7,023	245,000	—	27,643	545,838

(1)	Salaries and other cash compensation are paid by Access National Bank or Access National Mortgage Corporation.

(2)	Except for the discretionary portion of Mr. Wimer’s annual cash bonus, annual cash bonuses earned during 2006 under each named executive officer’s employment agreement based on an evaluation by the Compensation Committee of performance during 2006 are reported in this table as “Non-Equity Incentive Plan Compensation.” Also includes any amounts contributed by the executive to the 401(k) Plan.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of option awards pursuant to the 1999 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

(4)	The amounts in this column are detailed in the “All Other Compensation” table below.

All Other Compensation
Fiscal 2006

		401(k) Employer	Company Paid
	Auto Allowance	Match[1]	Insurance Premiums	Total
Name	($)	($)	($)	($)
Michael W. Clarke	8,400	7,500	11,528	27,428
Robert C. Shoemaker	7,200	7,304	11,167	25,671
Charles Wimer	—	7,500	9,129	16,629
Dean Hackemer	6,000	7,500	14,143	27,643

(1)	Reflects amounts paid as 401(k) profit sharing match to participating employees.
     The following table summarizes certain information with respect to incentive-based cash bonus awards granted to the named executive officers during or for the year ended December 31, 2006 and reflects the amounts that could have been paid under each such award. The table also reflects option awards granted to the named executive officers in 2007 based on 2006 performance.
Grants of Plan-Based Awards
Fiscal 2006
								All Other	All Other		Grant Date
								Stock Awards:	Option Awards:		Fair Value
		Estimated Possible			Estimated Possible			Number of	Number of	Exercise or	of Stock
		Payouts Under Non-Equity			Payouts Under Equity			Shares of	Securities	Base Price	and
		Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option	Option
		Threshold[1]	Target[1]	Maximum[2]	Threshold	Target	Maximum	Units	Options	Awards[1]	Awards[4]
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)[3]	($/Sh)	($)
Michael W. Clarke	01/30/07	—	—	270,000	—	—	—	—	10,000 [5]	9.58	46,942
Robert C. Shoemaker	01/30/07	—	—	125,191	—	—	—	—	7,000 [5]	9.58	32,859
Charles Wimer	01/30/07	—	—	50,000	—	—	—	—	2,500	9.58	11,736
Dean Hackemer	01/30/07	—	—	266,875	—	—	—	—	2,500	9.58	7,041

(1)	Reflects maximum amount that could be earned as a non-equity incentive award based on 2006 performance. The employment agreements of each of the named executive officers provide for non-equity incentive awards that do not have a minimum threshold or target payment level. These bonuses can range anywhere from 0 to a specified percent of the named executive officer’s salary (see the “Bonus Awards (Non-Equity Incentives)” section of the Compensation Discussion and Analysis for specific percentages for each executive).

(2)	All of these maximum amounts are percentages of the individual’s 2006 base salary. The actual amount of the award earned was determined by the Compensation Committee and Board of Directors on January 30, 2007 and paid shortly thereafter and is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 17..

(3)	These options vest on July 30, 2009.

(4)	The amounts in this column reflect the grant date fair value of options awarded to each named executive officer under the 1999 Stock Option Plan for 2006, computed in accordance with FAS 123(R).

(5)	These options were granted pursuant to each named executive officer’s employment agreement.

     The following table includes certain information with respect to the value of all previously awarded unexercised options held by the named executive officers at December 31, 2006. On that date, the named executive officers held no shares of restricted stock.
Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards [1]
	Number				Equity Incentive
	of		Number of		Plan Awards: Number
	Securities		Securities		of Securities
	Underlying		Underlying		Underlying
	Unexercised Options		Unexercised Options		Unexercised	Option Exercise
	(#)		(#)		Unearned Options	Price	Option Expiration
Name	Exercisable		Unexercisable		(#)	($)	Date
Michael W. Clarke	92,340		6,600	[2]	—	$1.67	01/25/07
	37,206	[3]	—			$3.35	06/04/09
	15,000	[4]				$14.05	12/30/08
Robert C. Shoemaker	61,476		4,404	[2]	—	$1.67	01/25/07
	27,282	[3]	—			$3.35	06/04/09
	10,500	[4]				$14.05	12/30/08
Charles Wimer	7,314	[3]	0		—	$3.35	06/04/09
	—		1,500	[5]		$7.54	01/31/09
	—		1,500	[6]		$6.55	03/15/10
	2,500	[4]	—			$14.05	12/30/08
Dean Hackemer	—		1,000	[5]	—	$7.54	01/31/09
	—		8,000	[7]		$6.72	11/01/09
	—		1,000	[6]		$6.55	03/15/10
	2,250	[4]	—			$14.05	12/30/08

(1)	All options were granted under the 1999 Stock Option Plan. All shares underlying options have been adjusted for a 2-for-1 stock dividend distributed to shareholders on December 23, 2005.

(2)	These options vested on January 1, 2007.

(3)	These options were fully vested on June 4, 2005.

(4)	These options were fully vested on December 30, 2005.

(5)	These options vested on January 31, 2007.

(6)	These options vest on March 15, 2008.

(7)	These options vest on November 1, 2007.

     The table below provides information regarding the value realized by our named executive officers upon the exercise of stock options during 2006. None of the named executive officers held restricted stock that vested during 2006.
Option Exercises and Stock Vested
Fiscal 2006

	Option Awards
	Number of Shares
	Acquired	Value Realized
	on Exercise	on Exercise[1]
Name	(#)	($)
Michael W. Clarke	130,020	1,070,065
Robert C. Shoemaker	102,000	743,079
Charles Wimer	45,000	374,850
Dean Hackemer	3,900	25,545

(1)	Value realized is the gross number of options exercised multiplied by the closing market price of the Corporation’s common stock on the date of exercise.
     The following table provides compensation information for the year ended December 31, 2006 for each non-employee member of the Corporation’s Board of Directors.
Director Compensation
Fiscal 2006

					Change in
					Pension Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards [2,3]	Compensation	Compensation	Compensation	Total
Name[1]	($)	($)	($)	($)	Earnings	($)	($) [7]
Jacques Rebibo Chairman of the Board	43,050	—	0	—	—	—	43,050
J. Randolph Babbitt	31,050	—	0	—	—	—	31,050
Thomas M. Kody	31,050	—	0	—	—	—	31,050
John W. Edgemond	31,050	—	0	—	—	—	31,050
James L. Jadlos	31,050	—	0	—	—	—	31,050

(1)	Messrs. Clarke and Shoemaker are not included in this table as they are employees of the Corporation and thus receive no compensation for services as directors on the Corporation’s Board. The compensation received by Messrs. Clarke and Shoemaker is shown in the Summary Compensation Table on page 17.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) of option awards pursuant to the 1999 Stock Option Plan, and thus includes amounts from option awards granted in and prior to 2006. As of December 31, 2006, each non-employee director has the following number of options outstanding: Rebibo: 69,214; Babbitt: 66,274; Kody: 68,728; Edgemond: 69,214; and Jadlos: 78,242.

(3)	The grant date fair value of options awarded to each director in 2007 for 2006 performance, computed in accordance with FAS 123(R) was $11,730 for each of the directors, for an aggregate amount of $58,650.

The Corporation’s general practice is to pay directors a quarterly cash retainer (Fees Earned or Paid in Cash column) in addition to an annual incentive in the form of cash, options or some combination thereof (Option Awards column).
The Compensation Committee is responsible for establishing and administering director compensation, and makes recommendations for the same to the Board of Directors for action/approval. See the Director Compensation and Board Process sections of Compensation Discussion and Analysis beginning on page 8 for further details.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently composed of Messrs. Jadlos (chairman), Babbitt, Edgemond and Kody. None of our present or former executive officers serves, nor did any of them serve during 2006, as a member of our compensation committee. Further, during 2006 and as of the date of this prospectus, none of our executive officers:
•	served on the compensation committee, or other body performing a similar function, of any entity for which any member of the Compensation Committee served as an executive officer;

•	served as a director of any entity for which any member of the Compensation Committee served as an executive officer; or

•	served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of the Corporation’s directors served as an executive officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as Related Parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Corporation for loans totaling $4,180,000 and $4,215,000 at December 31, 2006 and 2005, respectively. During 2006, total principal additions were $2,415,000 and total principal payments were $3,833,000. The aggregate amount of deposits and overnight investments at December 31, 2006 and 2005 from directors and officers was $14,445,000 and $6,556,000 respectively.
     Director Thomas Kody is married to director James Jadlos’ sister.
     The Board of Directors and the Corporation are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that Related Party Transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Corporation and its shareholders. Accordingly, as a general matter, it is the Corporation’s preference to avoid Related Party Transactions. Nevertheless, the Corporation recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Corporation and its shareholders, including but not limited to situations where the Corporation may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Corporation provides products or services to Related Parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Corporation has adopted procedures for the review, approval or ratification of Related Party Transactions.

     Related Parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Corporation’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.
     As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the Corporation or a Related Party are disclosed in the Corporation’s Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Any member of the Audit Committee who is a Related Party with respect to a transaction under review does not participate in the deliberations or vote on such transaction. Related Party Transactions, as defined by the Corporation’s policy, include those that exceed $20,000. It is noted that the definition of “Related Party Transaction”, as it relates to SEC and NASDAQ regulations, refers to transactions exceeding $120,000; however, the Audit Committee has chosen to require approval of all transactions over $20,000.
     There were no Related Party Transactions in 2006.
     Related Party transactions with respect to routine banking matters are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee.
AUDIT COMMITTEE
Report of the Audit Committee
     The Audit Committee of the Board of Directors of the Corporation, which consists of directors who meet the independence requirements of the Nasdaq listing standards and applicable SEC regulations, has furnished the following report:
     The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.
     The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2006, the Audit Committee:
•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2006 with management and BDO Seidman, LLP, the Corporation’s independent accountants;

•	Discussed with management, BDO Seidman, LLP and the Corporation’s internal auditors the adequacy of the Corporation’s system of internal controls;

•	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from BDO Seidman, LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with BDO Seidman, LLP its independence.

     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.
     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
     Based on the Audit Committee’s review of the audited financial statements and discussions with management and BDO Seidman, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.
Audit Committee
J. Randolph Babbitt, Chairman
John W. Edgemond
James L. Jadlos
Thomas M. Kody
Change in Independent Registered Public Accounting Firm
     On January 18, 2005, based upon the determination of its Audit Committee, the Corporation terminated its engagement with Yount Hyde & Barbour, P.C. (“YHB”) as its independent registered public accounting firm and engaged BDO Seidman, LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2004.
     During the Corporation’s two fiscal years ended December 31, 2003 and December 31, 2004, and during the subsequent interim period through January 18, 2005, (i) there was no disagreement between the Corporation and YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to YHB’s satisfaction, would have caused YHB to make reference to the subject matter of the disagreement in connection with its reports on the Corporation’s consolidated financial statements for such fiscal years (however, YHB’s engagement was terminated prior to the issuance of an audit report for the year ended December 31, 2004 and prior to YHB’s initiation of related fieldwork). The audit reports of YHB on the Corporation’s consolidated financial statements as of and for the two fiscal years ended December 31, 2002 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.
     The Corporation provided YHB with a copy of the above disclosures, also set forth in the Corporation’s current report on Form 8-K filed with the SEC on January 21, 2005, and requested that they furnish the Corporation with a letter addressed to the SEC stating whether they agreed with the above statements and, if not, stating the respects in which they did not agree. YHB’s letter stating its agreement with the above statements was filed as an exhibit to the Form 8-K.
     During the Corporation’s two fiscal years ended December 31, 2003 and December 31, 2004, and during the subsequent interim period through January 18, 2005, the Corporation did not consult with BDO Seidman, LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, or any other matters or reportable events, as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees
     The following table presents the fees for professional audit services rendered by BDO Seidman, LLP for the audit of the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2005 and the fees billed for other services rendered to the Corporation and its subsidiaries by BDO Seidman, LLP during those periods. All services reflected in the following fee table for 2006 and 2005 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2006	2005
	Fees	Fees

Audit fees	$94,000	$84,750
Audit-related fees	$91,050	—
Tax fees	$22,630	$3,640
All other fees	—	—
	$207,680	$88,390
•	Audit fees: Includes the audit of the Corporation’s annual financial statements and review of the financial statements included in the quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings.

•	Audit-related fees: Includes fees related to the stock offering, employee benefit plan audits, HUD reporting, public deposit reports, and consultation concerning financial accounting and reporting standards and other related issues.

•	Tax fees: Includes fees for preparation of federal and state tax returns.
     The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of BDO SEIDMAN, LLP, the Corporation’s independent registered public accounting firm.
Audit Committee Pre-Approval Policies
     The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to J. Randolph Babbitt, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountants to management.
OTHER BUSINESS
     As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
     If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2008 Annual Meeting, the proposal must be in proper form and must be received by the Corporation’s Secretary at the Corporation’s principal office located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, on or before December 18, 2007.
     In addition, if a shareholder intends to present a proposal for action at the 2008 Annual Meeting, the shareholder must provide the Corporation with written notice thereof on or before March 2, 2008. The proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by March 2, 2008, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2006 will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ACCESS NATIONAL CORPORATION

2007 ANNUAL MEETING ON MAY 22, 2007
OR ANY ADJOURNMENT THEREOF

This Revocable Proxy is solicited on behalf of the Board of Directors.

      The undersigned shareholder of Access National Corporation (the Corporation) hereby appoints John W. Edgemond, IV and J. Randolph Babbitt, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned as of April 2, 2007, at the Annual Meeting of Shareholders to be held Tuesday, May 22, 2007, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia, or any adjournment thereof, on each of the following matters:

Please be sure to sign and date	Date
this Proxy in the box below.

     Shareholder sign above                    Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	To elect two (2) Class II directors to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified, as instructed below.	☐	☐	☐

Class II Nominees: Robert C. Shoemaker and Thomas M. Kody

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	To ratify the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal years ending December 31, 2007, 2008 and 2009.	☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Item 1 and FOR Item 2. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted in the discretion of the proxy agents.

      The undersigned acknowledges receipt from the Corporation prior to the execution of this Revocable Proxy of a Notice of Meeting and of a Proxy Statement dated April 16, 2007.

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

+	+

é Detach above card, sign, date and mail in postage paid envelope provided. é

ACCESS NATIONAL CORPORATION

PLEASE ACT PROMPTLY
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